UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2013

HARVEST NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10762	77-0196707
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(Address of principal executive offices) (Zip Code)

(281) 899-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

As previously announced, on October 11, 2012, Harvest Natural Resources, Inc. (the “Company”) entered into a Securities Purchase Agreement under which the Company sold to certain purchasers, including MSD Credit Opportunity Fund, L.P. and MSD Energy Partners, L.P. (together, the “MSD Entities”), $79.8 million aggregate principal amount of 11% senior unsecured notes due October 11, 2014 and warrants (the “Warrants”) to purchase 686,761 shares of the Company’s common stock with an exercise price of $10.00 per share. In connection with the issuance of the Warrants and the expiration of certain other previously issued warrants, among other events, on February 1, 2013 the Company entered into an amendment (the “Second Amendment”) to its Third Amended and Restated Rights Agreement, dated as of August 23, 2007 (as amended by the Amendment to Third Amended and Restated Rights Agreement, dated October 28, 2010) (as so amended and restated, the “Rights Agreement”), between the Company and Wells Fargo Bank, N.A., as Rights Agent. The Second Amendment amends the Rights Agreement in certain respects to update the circumstances under which certain persons, including affiliates and associates of the MSD Entities, are exempt from being deemed an “Acquiring Person,” as such term is defined in the Rights Agreement.

The foregoing description of the material terms of the Second Amendment is qualified in its entirety by reference to the Second Amendment, a copy of which is included as Exhibit 4.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

4.1	Second Amendment to Third Amended and Restated Rights Agreement, dated as of February 1, 2013, between Harvest Natural Resources, Inc. and Wells Fargo Bank, N.A., as Rights Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVEST NATURAL RESOURCES, INC.
Dated: February 4, 2013

	By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel

EXHIBIT INDEX

4.1	Second Amendment to Third Amended and Restated Rights Agreement, dated as of February 1, 2013, between Harvest Natural Resources, Inc. and Wells Fargo Bank, N.A., as Rights Agent.